SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1 (b) (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2 (b)

                                (Amendment No. 1)*

                           Penwest Pharmaceuticals Co.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    709754105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2008
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)
      |X|   Rule 13d-1(c)
      |_|   Rule 13d-1(d)


                               Page 1 of 14 Pages

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================
CUSIP No. 709754105              13G                          Page 2 of 14 Pages
--------------------------------------------------------------------------------
(1)   NAMES OR REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Deerfield Capital, L.P.
--------------------------------------------------------------------------------
(2)   CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
      (a) |_|
      (b) |X|
--------------------------------------------------------------------------------
(3)   SEC USE ONLY

--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               (5)   SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    (6)   SHARED VOTING POWER
   SHARES
 BENEFICIALLY        1,037,928
  OWNED BY     -----------------------------------------------------------------
    EACH       (7)   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               (8)   SHARED DISPOSITIVE POWER

                     1,037,928
--------------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,037,928
--------------------------------------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) |_|

--------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.25%
--------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
================================================================================


                               Page 2 of 14 Pages

================================================================================
CUSIP No. 709754105              13G                          Page 3 of 14 Pages
--------------------------------------------------------------------------------
(1)   NAMES OR REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Deerfield Partners, L.P.
--------------------------------------------------------------------------------
(2)   CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
      (a) |_|
      (b) |X|
--------------------------------------------------------------------------------
(3)   SEC USE ONLY

--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               (5)   SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    (6)   SHARED VOTING POWER
   SHARES
 BENEFICIALLY        286,212
  OWNED BY     -----------------------------------------------------------------
    EACH       (7)   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               (8)   SHARED DISPOSITIVE POWER

                     286,212
--------------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      286,212
--------------------------------------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) |_|

--------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      .90%
--------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
================================================================================


                               Page 3 of 14 Pages

================================================================================
CUSIP No. 709754105              13G                          Page 4 of 14 Pages
--------------------------------------------------------------------------------
(1)   NAMES OR REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Deerfield Special Situations Fund, L.P.
--------------------------------------------------------------------------------
(2)   CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
      (a) |_|
      (b) |X|
--------------------------------------------------------------------------------
(3)   SEC USE ONLY

--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               (5)   SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    (6)   SHARED VOTING POWER
   SHARES
 BENEFICIALLY        751,716 (Includes warrants to purchase 230,332 shares of
  OWNED BY                   Common Stock)
    EACH       -----------------------------------------------------------------
  REPORTING    (7)   SOLE DISPOSITIVE POWER
   PERSON
    WITH             0
               -----------------------------------------------------------------
               (8)   SHARED DISPOSITIVE POWER

                     751,716 (Includes warrants to purchase 230,332 shares of
                             Common Stock)
--------------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      751,716 (Includes warrants to purchase 230,332 shares of Common Stock)
--------------------------------------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) |_|

--------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.36%
--------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
================================================================================


                               Page 4 of 14 Pages

================================================================================
CUSIP No. 709754105              13G                          Page 5 of 14 Pages
--------------------------------------------------------------------------------
(1)   NAMES OR REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Deerfield Management Company, L.P.
--------------------------------------------------------------------------------
(2)   CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
      (a) |_|
      (b) |X|
--------------------------------------------------------------------------------
(3)   SEC USE ONLY

--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------
               (5)   SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    (6)   SHARED VOTING POWER
   SHARES
 BENEFICIALLY        1,908,547
  OWNED BY     -----------------------------------------------------------------
    EACH       (7)   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               (8)   SHARED DISPOSITIVE POWER

                     1,908,547
--------------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,908,547
--------------------------------------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) |_|

--------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.95%
--------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
================================================================================


                               Page 5 of 14 Pages

================================================================================
CUSIP No. 709754105              13G                          Page 6 of 14 Pages
--------------------------------------------------------------------------------
(1)   NAMES OR REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Deerfield International Limited
--------------------------------------------------------------------------------
(2)   CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
      (a) |_|
      (b) |X|
--------------------------------------------------------------------------------
(3)   SEC USE ONLY

--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      British Virgin Islands
--------------------------------------------------------------------------------
               (5)   SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    (6)   SHARED VOTING POWER
   SHARES
 BENEFICIALLY        495,788
  OWNED BY     -----------------------------------------------------------------
    EACH       (7)   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               (8)   SHARED DISPOSITIVE POWER

                     495,788
--------------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      495,788
--------------------------------------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) |_|

--------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.57%
--------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      CO
================================================================================


                               Page 6 of 14 Pages

================================================================================
CUSIP No. 709754105              13G                          Page 7 of 14 Pages
--------------------------------------------------------------------------------
(1)   NAMES OR REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Deerfield Special Situations Fund International Limited
--------------------------------------------------------------------------------
(2)   CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
      (a) |_|
      (b) |X|
--------------------------------------------------------------------------------
(3)   SEC USE ONLY

--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      British Virgin Islands
--------------------------------------------------------------------------------
               (5)   SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    (6)   SHARED VOTING POWER
   SHARES
 BENEFICIALLY        1,412,759 (Includes warrants to purchase 418,493 shares of
  OWNED BY                      Common Stock)
    EACH       -----------------------------------------------------------------
  REPORTING    (7)   SOLE DISPOSITIVE POWER
   PERSON
    WITH             0
               -----------------------------------------------------------------
               (8)   SHARED DISPOSITIVE POWER

                     1,412,759 (Includes warrants to purchase 418,493 shares of
                                Common Stock)
--------------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,412,759 (Includes warrants to purchase 418,493 shares of Common Stock)
--------------------------------------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) |_|

--------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.4%
--------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      CO
================================================================================


                               Page 7 of 14 Pages

================================================================================
CUSIP No. 709754105              13G                          Page 8 of 14 Pages
--------------------------------------------------------------------------------
(1)   NAMES OR REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      James E. Flynn
--------------------------------------------------------------------------------
(2)   CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
      (a) |_|
      (b) |X|
--------------------------------------------------------------------------------
(3)   SEC USE ONLY

--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               (5)   SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    (6)   SHARED VOTING POWER
   SHARES
 BENEFICIALLY        2,946,475
  OWNED BY     -----------------------------------------------------------------
    EACH       (7)   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               (8)   SHARED DISPOSITIVE POWER

                     2,946,475
--------------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,946,475
--------------------------------------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) |_|

--------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.12%
--------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
================================================================================


                               Page 8 of 14 Pages

================================================================================
CUSIP No. 709754105              13G                          Page 9 of 14 Pages
--------------------------------------------------------------------------------

Item 1(a).  Name of Issuer:

            Penwest Pharmaceuticals Co.
            --------------------------------------------------------------------
Item 1(b).  Address of Issuer's Principal Executive Offices:

            39 Old Ridgebury Road, Suite 11
            Danbury, Connecticut 06810-5120
            --------------------------------------------------------------------
Item 2(a).  Name of Person Filing:

            James E. Flynn, Deerfield Capital, L.P., Deerfield Partners, L.P., Deerfield Special Situations Fund, L.P., Deerfield Management Company, L.P., Deerfield International Limited, Deerfield Special Situations Fund International Limited

            --------------------------------------------------------------------
Item 2(b).  Address of Principal Business Office, or if None, Residence:

            James E. Flynn, Deerfield Capital, L.P., Deerfield Partners, L.P. Deerfield Special Situations Fund, L.P., Deerfield Management Company, L.P., 780 Third Avenue, 37th Floor, New York, NY 10017 Deerfield International Limited, Deerfield Special Situations International Limited c/o Bisys Management,
            Bison Court, Columbus Centre, P.O. Box 3460, Road Town,
            Tortola, British Virgin Islands
            --------------------------------------------------------------------
Item 2(c).  Citizenship:

            Mr. Flynn - United States citizen

            Deerfield Capital, L.P., Deerfield Partners, L.P. and Deerfield Special Situations Fund, L.P. - Delaware limited partnerships Deerfield Management Company, L.P. - New York limited partnership Deerfield International Limited and Deerfield Special Situations International Limited - British Virgin Islands corporations
            --------------------------------------------------------------------
Item 2(d).  Title of Class of Securities:

            Common Stock
            --------------------------------------------------------------------
Item 2(e).  CUSIP Number:

            709754105
            --------------------------------------------------------------------
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

      (a)   |_| Broker or dealer registered under Section 15 of the Exchange
            Act.

      (b)   |_| Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

      (d) |_| Investment company registered under Section 8 of the Investment Company Act.

      (e)   |_| An investment adviser in accordance with Rule
            13d-1(b)(1)(ii)(E);

      (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

================================================================================
CUSIP No. 709754105              13G                         Page 10 of 14 Pages
--------------------------------------------------------------------------------

      (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

      (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

      (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

      (j)   |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

         Deerfield Capital, L.P. - 1,037,928 shares
         Deerfield Partners, L.P. - 286,212 shares
         Deerfield Special Situations Fund, L.P. - 751,716 shares (Includes warrants to purchase 230,332 shares of Common Stock) shares
         Deerfield Management Company, L.P. - 1,908,547 shares
         Deerfield International Limited - 495,788 shares
         Deerfield Special Situations International Limited - 1,412,759 shares (Includes warrants to purchase 418,493 shares of Common Stock) James E. Flynn - 2,946,475 shares
         -----------------------------------------------------------------------
     (b) Percent of class:

         Deerfield Capital, L.P. - 3.25%
         Deerfield Partners, L.P. - .90%
         Deerfield Special Situations Fund, L.P. - 2.36%
         Deerfield Management Company, L.P. - 5.95%
         Deerfield International Limited - 1.57%
         Deerfield Special Situations International Limited - 4.4%
         James E. Flynn - 9.12%
         -----------------------------------------------------------------------
     (c) Number of shares as to which such person has:

          (ii)  Shared power to vote or to
                direct the vote               Deerfield Capital,
                                              L.P. - 1,037,928
                                              Deerfield Partners,
                                              L.P. - 286,212
                                              Deerfield Special
                                              Situations Fund,
                                              L.P. - 751,716 (Includes
                                              warrants to purchase 230,332
                                              shares of Common Stock)
                                              Deerfield
                                              Management Company,
                                              L.P. - 1,908,547
                                              Deerfield
                                              International
                                              Limited - 495,788
                                              Deerfield Special
                                              Situations Fund
                                              International
                                              Limited - 1,412,759
                                              (Includes warrants to
                                              purchase 418,493 shares of
                                              Common Stock)
                                              James E. Flynn -
                                              2,946,475
                                              ------------------

================================================================================
CUSIP No. 709754105              13G                         Page 11 of 14 Pages
--------------------------------------------------------------------------------


          (iii) Sole power to dispose or to
                direct the disposition of     All Reporting Persons -  0


          (iv)  Shared power to dispose or to
                direct the disposition of     Deerfield Capital,
                                              L.P. - 1,037,928
                                              Deerfield Partners,
                                              L.P. - 286,212
                                              Deerfield Special
                                              Situations Fund,
                                              L.P. - 751,716 (Includes
                                              warrants to purchase 230,332
                                              shares of Common Stock)
                                              Deerfield
                                              Management Company,
                                              L.P. - 1,908,547
                                              Deerfield
                                              International
                                              Limited - 495,788
                                              Deerfield Special
                                              Situations Fund
                                              International
                                              Limited - 1,412,759 (Includes
                                              warrants to purchase 418,493
                                              shares of Common Stock)
                                              James E. Flynn -
                                              2,946,475

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

         -----------------------------------------------------------------------
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         N/A
         -----------------------------------------------------------------------

================================================================================
CUSIP No. 709754105              13G                         Page 12 of 14 Pages
--------------------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

         N/A
         -----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

         See Exhibit B
         -----------------------------------------------------------------------
Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

         N/A
         -----------------------------------------------------------------------

Item 10. Certifications.

         "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

================================================================================
CUSIP No. 709754105              13G                         Page 13 of 14 Pages
--------------------------------------------------------------------------------

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DEERFIELD CAPITAL, L.P.

By:  J.E. Flynn Capital LLC,
     General Partner

By:  /s/ Darren Levine
     ----------------------------------
     Darren Levine, Attorney-In-Fact

DEERFIELD PARTNERS, L.P.

By:  Deerfield Capital, L.P.

By:  J.E. Flynn Capital LLC,
     General Partner

By:  /s/ Darren Levine
     ----------------------------------
     Darren Levine, Attorney-In-Fact

DEERFIELD SPECIAL SITUATIONS FUND, L.P.

By:  Deerfield Capital, L.P.

By:  J.E. Flynn Capital LLC,
     General Partner

By:  /s/ Darren Levine
     ----------------------------------
     Darren Levine, Attorney-In-Fact

DEERFIELD MANAGEMENT COMPANY, L.P.

By:  Flynn Management LLC
     General Partner

By:  /s/ Darren Levine
     ----------------------------------
     Darren Levine, Attorney-In-Fact

DEERFIELD INTERNATIONAL LIMITED

By:  Deerfield Management Company

By:  Flynn Management LLC,
     General Partner

By:  /s/ Darren Levine
     ----------------------------------
     Darren Levine, Attorney-In-Fact

DEERFIELD SPECIAL SITUATIONS FUND INTERNATIONAL LIMITED

By:  Deerfield Management Company

By:  Flynn Management LLC,
     General Partner

By:  /s/ Darren Levine
     ----------------------------------
     Darren Levine, Attorney-In-Fact

JAMES E. FLYNN

/s/ Darren Levine
----------------------------------
Darren Levine, Attorney-In-Fact

Date:  February 12, 2009

                                  Exhibit List

Exhibit A.      Joint Filing Agreement.

Exhibit B.      Item 8 Statement.

Exhibit C (1).  Power of Attorney.

(1) Previously filed as Exhibit 24 to a Form 4 with regard to PAR Pharmaceutical Companies, Inc. filed with the Commission on February 1, 2007 by Deerfield Capital L.P.; Deerfield Partners, L.P.; Deerfield Management Company, L.P.; Deerfield International Limited; Deerfield Special Situations Fund, L.P.; Deerfield Special Situations Fund International Limited; and James E. Flynn.

                                    Exhibit A

                                    Agreement

         The undersigned agree that this Schedule 13G and all amendments thereto, relating to the Common Stock of Penwest Pharmaceuticals Co. shall be filed on behalf of the undersigned.

DEERFIELD CAPITAL, L.P.

By:  J.E. Flynn Capital LLC,
     General Partner

By:  /s/ Darren Levine
     ----------------------------------
     Darren Levine, Attorney-In-Fact

DEERFIELD PARTNERS, L.P.

By:  Deerfield Capital, L.P.

By:  J.E. Flynn Capital LLC,
     General Partner

By:  /s/ Darren Levine
     ----------------------------------
     Darren Levine, Attorney-In-Fact

DEERFIELD SPECIAL SITUATIONS FUND, L.P.

By:  Deerfield Capital, L.P.

By:  J.E. Flynn Capital LLC,
     General Partner

By:  /s/ Darren Levine
     ----------------------------------
     Darren Levine, Attorney-In-Fact

DEERFIELD MANAGEMENT COMPANY, L.P.

By:  Flynn Management LLC
     General Partner

By:  /s/ Darren Levine
     ----------------------------------
     Darren Levine, Attorney-In-Fact

DEERFIELD INTERNATIONAL LIMITED

By:  Deerfield Management Company

By:  Flynn Management LLC,
     General Partner

By:  /s/ Darren Levine
     ----------------------------------
     Darren Levine, Attorney-In-Fact

DEERFIELD SPECIAL SITUATIONS FUND INTERNATIONAL LIMITED

By:  Deerfield Management Company

By:  Flynn Management LLC,
     General Partner

By:  /s/ Darren Levine
     ----------------------------------
     Darren Levine, Attorney-In-Fact

JAMES E. FLYNN

/s/ Darren Levine
----------------------------------
Darren Levine, Attorney-In-Fact

                                    Exhibit B

      Due to the relationships between them, the reporting persons hereunder may be deemed to constitute a "group" with one another for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934.